EXHIBIT 99.3

IN THE UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

JOHN WEISS, JOHN WEISS IRA,	)
WILLIAM MAIN, JEANNE ROSE,	)
DIANA SCHULZ, MICHAEL WOO,	)
individually and on behalf of Class A	)
Limited Partners of Wells Real Estate	)
Fund	)CIVIL ACTION FILE NO.
)1 01 CV-3504-TWT
Plaintiffs,	)
)
)
v.	)
)
)
WELLS REAL ESTATE FUND I, LEO	)
WELLS, III, and WELLS CAPITAL,	)
INC.	)
)
Defendants.	)

CONSENT ORDER

         It appearing to the Court that the parties have consented, and it further appearing that the issues relating to the subject proxy solicitation have been rendered moot by the Defendants’ withdrawal of the proxy solicitation, IT IS HEREBY ORDERED AND ADJUDGED that the case be dismissed and that the dismissal be referred to in, and the text of this Order be filed as an exhibit to, the next 10Q or 10K filed by the Defendant with the Securities and Exchange Commission.

         SO ORDERED this 30th day of September, 2002.

/s/ THOMAS W. THRASH

Hon. Thomas W. Thrash, Jr., Judge United States District Court, Northern District, Atlanta Division

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Prepared and consented to by:

CARR, TABB, POPE & FREEMAN, LLP
/s/ W. PITTS CARR

W. Pitts Carr Georgia Bar No.: 112100 Render C. Freeman Georgia Bar No. 275910

10 North Parkway Square 4200 Northside Parkway, N.W. Atlanta, Georgia 30327 (404) 442-9000

THE MILLS LAW FIRM
/s/ ROBERT MILLS

Robert Mills California Bar No.: 062154

145 Marina Boulevard San Rafael, CA 94901 (415) 455-1326

Consented to by:

HOLLAND & KNIGHT LLP
/s/ SUSAN HOUSEN

Susan Housen Georgia Bar No.:

1201 West Peachtree Street, N.E. Suite 2000, One Atlantic Center Atlanta, GA 30309-3400

TROUTMAN SANDERS LLP
/s/ J. KIRK QUILLIAN

J. Kirk Quillian Georgia Bar No.

Bank of America Plaza 600 Peachtree Street, N.E. Suite 5200 Atlanta, Georgia 30308-2216

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